Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS THIRD

QUARTER FINANCIAL RESULTS

Princeton, NJ – November 3, 2010 – Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation’s largest payment processors, today announced GAAP net earnings of $7.5 million or $0.19 per share for the three months ended September 30, 2010. Results for the quarter are after $740,000 (pre-tax), or $0.01 per share, of various expenses and accruals, all of which are attributable to the processing system intrusion. Excluding these expenses and accruals, Adjusted Net Income and Earnings per Share were $8.0 million and $0.20, respectively for the quarter ended September 30, 2010 compared to Adjusted Net Income and Earnings per Share of $8.7 million and $0.23, respectively, for the quarter ended September 30, 2009. Adjusted Net Income and Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the third quarter include:

•	Record Small and Mid-Sized Merchant (SME) quarterly transaction processing volume of $16.6 billion, up 5.9% from the comparable period in 2009

•	Record Quarterly Net Revenue of $115.4 million, up 4.9% from the third quarter of 2009

•	Same store sales rose 2.0% compared to the third quarter of 2009, the second consecutive quarter of same store sales growth

•

New margin installed of $12.5 million, with September representing the best monthly new margin installed this year. Although down 13.7% from the third quarter of last year, third quarter new margin installed represented the second consecutive quarter of sequential growth

•	Operating margin on net revenue of 12.3% compared to 13.4% for the same quarter in 2009

•	Stock compensation expense of $1.7 million, or $0.03 per share, in the third quarters of both years

Robert Carr, Chairman and CEO, said, “Third quarter transaction processing volume reached record levels on the strength of the second consecutive quarter of same store sales growth and the progress we are achieving improving new margin installed and reducing volume attrition.

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In the face of continued economic weakness, particularly for small and mid-sized merchants, these are encouraging signs that our comprehensive product offerings are meeting the needs of our target market. We also saw progress in our efficiency and productivity initiatives, as general and administrative expenses in the quarter were down from the year ago period. We believe there remains substantial opportunity to further leverage our infrastructure. Having adapted to a changed landscape of slower economic growth and heightened security concerns throughout our industry, we believe we are well-prepared to more aggressively focus on opportunities to grow and expand our franchise to create value for our shareholders.”

SME card processing volume for the three months ended September 30, 2010 was a record $16.6 billion, a 5.9% improvement compared to the year ago period, as a result of better same store sales, lower volume attrition and improved new margin installed performance. For the three months ended September 30, 2010, both net revenues of $115.4 million and the 825 million Network Services transactions processed were quarterly records. Same store sales in the SME segment were up 2.0% in the quarter, a 90 basis point sequential improvement from same stores sales growth in the second quarter of this year. Operating income as a percentage of net revenues was 12.3% in the third quarter of 2010, down compared to the 2009 period due to processing and servicing costs increasing faster than net revenues. However, on an absolute basis, processing and servicing costs were marginally lower than in the second quarter of this year. The expenses attributable to the processing system intrusion in the third quarter of 2010 were $740,000 pre-tax, or $0.01 per share. These expenses are shown separately in the Company’s Statement of Operations. Interest expense for the third quarter of 2010 included approximately $500,000, or $0.01 per share, related to borrowings we incurred to fund the various card brand settlements.

Mr. Carr continued, “Record quarterly transaction processing volumes are certainly indicative of the health of Heartland Payment Systems, but I believe there were even greater achievements in the third quarter. A rededication to our basic sales strategy is proving effective, with new margin installed in September up over 10% from any other month this year, and October up over 10% from September’s results. With the implementation of our ‘E3’ technology by many of our new customers, we believe we now service the largest number of merchants in the United States actively using truly effective end-to-end encryption technology to secure their transactions. To capitalize on this momentum, we are introducing new products to expand our existing line into additional markets. The claims asserted against us by all four major card brands have now been resolved, freeing management to more intently focus on our growth. At the same time, we have implemented a number of changes that better align our organization with current business activity levels, and will continue to drive cost saves in order to more effectively leverage our core infrastructure. Over the long term, there remain significant growth opportunities for Heartland Payment Systems in the evolution of electronic payments, in the increased emphasis on security, and in the ongoing value merchants place on a relationship with their provider. These are all strengths of Heartland that give us confidence that we can continue to capitalize on the growth opportunities in the small and mid-sized merchant market by leveraging our valuable brand.”

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NINE MONTH RESULTS:

For the first nine months of 2010, GAAP net income was $27.9 million or $0.71 per share, compared to a net loss of $42.2 million or $1.12 per share for the first nine months of 2009. Net revenues for the first nine months of 2010 were $334.4 million, up 6.1% compared to the first nine months of 2009. Excluding various expenses, accruals and reserves, all of which are attributable to the processing system intrusion, Adjusted Net Income and Earnings per Share for the first nine months of fiscal 2010 were $18.8 million or $0.48 per share, compared to $23.4 million, or $0.62 per share, in the prior year nine months. Year-to-date 2010, stock compensation expense has reduced earnings by $4.5 million pre-tax, or $0.07 per diluted share, compared to $2.8 million or $0.05 per diluted share for the same nine-month period in 2009. Interest expense for the first nine months of 2010 included approximately $1.2 million, or $0.02 per share, related to borrowings we incurred to fund the various card brand settlements.

USE OF NON-GAAP FINANCIAL MEASURES

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

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This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$7,990	$8,676	$18,787	$23,377

Less adjustments:
Provision for (recovery of) processing system intrusion costs	740	73,322	(14,770)	105,292
Income tax impact of provision for processing system intrusion	(283)	(27,550)	5,653	(39,749)

After-tax provision for (recovery of) processing system intrusion costs	457	45,772	(9,117)	65,543

GAAP - Net income (loss) attributable to Heartland	$7,533	$(37,096)	$27,904	$(42,166)

Earnings (loss) per share
Non-GAAP - Adjusted net income per share	$0.20	$0.23	$0.48	$0.62
Less: provision for (recovery of) processing system intrusion costs	0.01	1.22	(0.23)	1.74

GAAP - Net income (loss) per share	$0.19	$(0.99)	$0.71	$(1.12)

Shares used in computing GAAP net income (loss) per share	39,444	37,461	39,263	37,484

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2010 GUIDANCE:

Based on current business trends, we expect fourth quarter earnings to be equivalent to third quarter earnings, including stock compensation and specifically identifiable processing system intrusion related interest expense. The ability to focus increased resources on growth opportunities, along with a more stabilized economy, has enabled the Company to improve recent performance across a range of key metrics, including same store sales, new margin installed and volume attrition. As a result, the Company expects net revenue to grow in fiscal 2011 at a faster rate than the 2010 growth of better than 6%. In addition, as a result of already-implemented cost saves, and significant processing and servicing efficiencies we expect to realize in the near term, the Company expects to approach a 15% operating margin on net revenue in 2011. The Company’s guidance does not include any estimates for potential losses, costs, expenses and accruals or recoveries arising from the previously announced processing system intrusion, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses.

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DIVIDEND:

The Company declared a fourth quarter dividend of $0.01 per common share, payable to shareholders of record on November 23, 2010 and will be paid on December 15, 2010. The payment of dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend on, among other factors, our earnings, stockholders’ equity, cash position and financial condition.

CONFERENCE CALL:

Heartland Payment Systems, Inc. will host a conference call on November 3, 2010 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 877-718-5111. Please provide the operator with PIN number 8197364.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Wednesday, February 3, 2011.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll, check management and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.org, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the significantly unfavorable economic conditions confronting the United States, the risks that our new sales and marketing campaigns and our hiring plan may be unsuccessful, and the results and effects of the security breach of our processing system including the outcome of our investigation, the extent of cardholder information compromised and consequences to our business including effects on sales and costs in connection with this systems breach, and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2009. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Total Revenues	$499,074	$442,568	$1,386,111	$1,232,113

Costs of Services:
Interchange	350,964	305,059	962,749	853,666
Dues, assessments and fees	32,688	27,527	88,962	63,393
Processing and servicing	59,282	50,356	175,622	148,278
Customer acquisition costs	12,573	13,147	38,758	38,479
Depreciation and amortization	3,890	4,006	11,400	11,614

Total costs of services	459,397	400,095	1,277,491	1,115,430
General and administrative	25,479	27,784	76,673	77,247

Total expenses	484,876	427,879	1,354,164	1,192,677

Income from operations	14,198	14,689	31,947	39,436

Other income (expense):
Interest income	43	29	111	86
Interest expense	(1,240)	(782)	(3,511)	(1,868)
(Provision for) recovery of processing system intrusion costs	(740)	(73,322)	14,770	(105,292)
Other, net	2	—	2,022	4

Total other income (expense)	(1,935)	(74,075)	13,392	(107,070)

Income (loss) before income taxes	12,263	(59,386)	45,339	(67,634)
Provision for (benefit from) income taxes	4,694	(22,314)	17,352	(25,484)

Net income (loss)	7,569	(37,072)	27,987	(42,150)

Less: Net income attributable to noncontrolling interests	36	24	83	16

Net income (loss) attributable to Heartland	$7,533	$(37,096)	$27,904	$(42,166)

Net income (loss)	$7,569	$(37,072)	$27,987	$(42,150)
Other comprehensive income:
Unrealized gains on investments, net of income tax of $13, $16, $37 and $24	23	27	60	40
Foreign currency translation adjustment	331	782	178	1,251

Comprehensive income (loss)	7,923	(36,263)	28,225	(40,859)
Less: Net income attributable to noncontrolling interests	36	24	83	16

Comprehensive income (loss) attributable to Heartland	$7,887	$(36,287)	$28,142	$(40,875)

Earnings (loss) per common share:
Basic	$0.20	$(0.99)	$0.74	$(1.12)
Diluted	$0.19	$(0.99)	$0.71	$(1.12)

Weighted average number of common shares outstanding:
Basic	38,130	37,461	37,899	37,484
Diluted	39,444	38,129	39,263	37,896

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$45,512	$32,113
Funds held for payroll customers	24,660	29,667
Receivables, net	171,893	149,403
Investments held to maturity	1,558	1,450
Inventory	11,350	12,381
Prepaid expenses	5,635	8,874
Current tax asset	23,156	16,266
Current deferred tax assets, net	7,275	42,760

Total current assets	291,039	292,914
Capitalized customer acquisition costs, net	60,450	72,038
Property and equipment, net	101,004	99,989
Goodwill	62,126	60,962
Intangible assets, net	30,785	34,637
Deposits and other assets, net	523	1,666

Total assets	$545,927	$562,206

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$81,628	$80,007
Accounts payable	38,753	32,305
Deposits held for payroll customers	24,660	29,667
Current portion of borrowings	111,469	58,547
Current portion of accrued buyout liability	5,854	9,306
Merchant deposits and loss reserves	37,848	27,214
Accrued expenses and other liabilities	27,650	30,456
Reserve for processing system intrusion	1,618	99,911

Total current liabilities	329,480	367,413
Deferred tax liabilities, net	22,162	21,448
Reserve for unrecognized tax benefits	1,542	1,391
Long-term portion of borrowings	2,083	8,419
Long-term portion of accrued buyout liability	23,415	33,580

Total liabilities	378,682	432,251

Commitments and contingencies	—	—

Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 38,213,645 and 37,524,298 shares issued and outstanding at September 30, 2010 and December 31, 2009	38	38
Additional paid-in capital	181,940	171,736
Accumulated other comprehensive loss	(308)	(546)
Accumulated deficit	(14,722)	(41,487)

Total stockholders’ equity	166,948	129,741
Noncontrolling interests	297	214

Total equity	167,245	129,955

Total liabilities and equity	$545,927	$562,206

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income (loss) attributable to Heartland	$27,904	$(42,166)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	40,944	42,663
Other depreciation and amortization	19,141	15,823
Addition to loss reserves	7,880	4,375
Provision for doubtful receivables	773	624
Stock-based compensation	4,458	2,811
Deferred taxes	36,157	(18,095)
Net income attributable to noncontrolling interests	83	16
Other	194	6
Changes in operating assets and liabilities:
Increase in receivables	(23,256)	(9,513)
Decrease (increase) in inventory	1,033	(105)
Payment of signing bonuses, net	(17,956)	(25,504)
Increase in capitalized customer acquisition costs	(11,400)	(12,569)
Decrease in prepaid expenses	3,241	1,070
Increase in current tax asset	(5,336)	(11,951)
Decrease (increase) in deposits and other assets	1,112	(1,142)
Excess tax benefits on options exercised	(1,555)	(325)
Increase (decrease) in reserve for unrecognized tax benefits	151	(452)
Increase in due to sponsor bank	1,622	13,944
Increase in accounts payable	5,423	1,375
Decrease in accrued expenses and other liabilities	(3,334)	(1,490)
Increase in merchant deposits and loss reserves	2,754	13,974
(Decrease) increase in reserve for processing system intrusion	(98,293)	82,911
Payouts of accrued buyout liability	(22,831)	(6,319)
Increase in accrued buyout liability	9,214	8,385

Net cash (used in) provided by operating activities	(21,877)	58,346

Cash flows from investing activities
Purchase of investments held to maturity	(1,425)	(1,076)
Maturities of investments held to maturity	1,321	1,208
Decrease in funds held for payroll customers	5,103	5,232
Decrease in deposits held for payroll customers	(5,007)	(5,166)
Proceeds from disposal of property and equipment	—	33
Investment in subsidiary/assets acquired	(108)	(3,193)
Purchases of property and equipment	(16,367)	(33,585)

Net cash used in investing activities	(16,483)	(36,547)

Cash flows from financing activities
Proceeds from borrowings	53,000	—
Principal payments on borrowings	(6,414)	(6,403)
Proceeds from exercise of stock options	4,713	548
Excess tax benefits on options exercised	1,555	325
Repurchase of common stock	—	(3,202)
Dividends paid on common stock	(1,139)	(1,685)

Net cash provided by (used in) financing activities	51,715	(10,417)

Net increase in cash	13,355	11,382
Effect of exchange rates on cash	44	57
Cash at beginning of year	32,113	27,589

Cash at end of period	$45,512	$39,028

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$3,187	$1,844
Income taxes	(13,620)	5,131

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures— Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and nine months ended September 30, 2010 and 2009:

Provision for Processing System Intrusion – On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through September 30, 2010, the Company has expensed a total of $145.0 million, before reducing those charges by $30.7 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $30.3 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the nine months ended September 30, 2010, the Company recovered from its insurance providers approximately $26.8 million of the costs it incurred for the Processing System Intrusion and expensed approximately $12.0 million for accruals, legal fees and costs it incurred for defending various claims and actions, resulting in a net recovery of $14.8 million, or $0.23 per share. For the three months ended September 30, 2010, the Company expensed a total of $0.7 million, or about $0.01 per share, respectively, associated with the Processing System Intrusion.

For the three and nine months ended September 30, 2009, the Company expensed a total of $73.3 million and $105.3 million, respectively, or about $1.22 and $1.74 per share, respectively, for settlement accruals, legal fees and costs it incurred for defending various claims and actions associated with the Processing System Intrusion.

At September 30, 2010, the Company carried a $1.6 million Reserve for Processing System Intrusion on its Consolidated Balance Sheet. The majority of this Reserve related to settlements which have been agreed upon but are unpaid as of the date of the Balance Sheet. During the three months ended September 30, 2010, the Company settled claims and disputes with DFS Services, LLC (“Discover”) and MasterCard Worldwide (“MasterCard”) as follows:

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On August 31, 2010, the Company and Discover entered into an agreement of settlement and release (the “Settlement Agreement”) to resolve potential claims and other disputes among the Company and Discover (and its affiliates and certain of its issuers) with respect to the Processing System Intrusion. On September 2, 2010, the Company paid Discover $5,000,000 in full and final satisfaction of any and all claims of Discover, its affiliates and certain of its issuers arising from or relating to the Processing System Intrusion. The Settlement Agreement contains mutual releases by and between the Company and Discover (on behalf of itself and its affiliates) relating to the Processing System Intrusion.

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On May 19, 2010, the Company entered into a settlement agreement with MasterCard (the “MasterCard Settlement Agreement”) to resolve potential claims and other disputes among the Company, the Sponsor Banks and MasterCard related to the Processing System Intrusion. Under the MasterCard Settlement Agreement, alternative recovery offers totaling $41.4 million were made to eligible MasterCard issuers with respect to losses alleged to have been incurred by them as a result of the Processing System Intrusion. The $41.4 million included a $6.6 million credit for fines previously collected by MasterCard during 2009, so the maximum remaining amount to be paid by the Company was $34.8 million. On September 3, 2010 and September 14, 2010, the Company paid the remaining settlement amounts.

These settlement amounts were previously provided for in the Company’s Provision for Processing System Intrusion and carried in its Reserve for Processing System Intrusion. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion.

Additional costs the Company expects to incur for legal fees and costs for defending various claims and actions associated with the Processing System Intrusion will be recognized as incurred. Such costs could be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures— Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

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Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

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Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors—The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$7,990	$8,676	$18,787	$23,377

Less adjustments:
Provision for (recovery of) processing system intrusion costs	740	73,322	(14,770)	105,292
Income tax impact of provision for processing system intrusion	(283)	(27,550)	5,653	(39,749)

After-tax provision for (recovery of) processing system intrusion costs	457	45,772	(9,117)	65,543

GAAP - Net income (loss) attributable to Heartland	$7,533	$(37,096)	$27,904	$(42,166)

Earnings (loss) per share
Non-GAAP - Adjusted net income per share	$0.20	$0.23	$0.48	$0.62
Less: provision for (recovery of) processing system intrusion costs	0.01	1.22	(0.23)	1.74

GAAP - Net income (loss) per share	$0.19	$(0.99)	$0.71	$(1.12)

Shares used in computing GAAP net income (loss) per share	39,444	37,461	39,263	37,484